The National Advisory Group, Inc.

National Actuarial Consultants, Ltd.

     An actuarial, administrative, design and consulting firm specializing in retirement and employee benefits programs. NAC provides administration, record keeping, consulting and other technical and computer support services for its clients' plans.

National Financial Advisors, Inc.

     An investment advisory firm registered with the United States Securities & Exchange Commission under the Investment Advisors Act of 1940. NFA services retirement plans, businesses and high-income individuals and is advisor to a mutual fund family.

NFA Brokerage Services, Inc.

     An NASD Broker/Dealer

National Shareholder Services, Inc.

     A mutual fund transfer agency which provides shareholder services for The Dresher Family of Funds.

The Dresher Family of Funds

     A No-Load, Mutual Fund that is the Managed Account Option in our OneStep Investment Series.



                      Key Facts and Figures

Valuations per year:  517
Plans:  470

     401(k)                        158
     Profit sharing plans          111
     MPP                            38
     Sec 125                        27
     Comp                           20
     DB                             98
     Other                          18

Assets Under Management

     As of 12-31-2000     $150,000,000

Revenue and Expense Summary

                          Revenue        Expenses
     2000               $3,050,000     $1,790,000
     Projected 2001     $3,550,000     $2,135,000

Income Impact on PennRock in 2001 (ten months)

     Gross Revenue                     $3,000,000
     Expenses                          (1,665,000)
     Income from operations (45%)       1,335,000
     Amortization of goodwill and
       acquisition costs                 (300,000)
     Income taxes                        (350,000)
     Net income                        $  685,000

     Shares outstanding                 6,000,000
     Earnings per share                $      .11




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